UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 15, 2016

Genuine Parts Company
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-05690	58-0254510
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2999 Circle 75 Pkwy, Atlanta, Georgia		30339
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770.953.1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 15, 2016, the Board of Directors of Genuine Parts Company declared a 7% increase in the regular quarterly cash dividend for 2016. The annual cash dividend payable increased to a rate of $2.63 per share compared with the previous dividend of $2.46 per share. The quarterly cash dividend of sixty-five and three-quarter cents ($.6575) per share is payable April 1, 2016 to shareholders of record March 4, 2016. GPC has paid a cash dividend every year since going public in 1948, and 2016 marks the 60th consecutive year of increased dividends paid to shareholders.

On February 15, 2016, the Board of Directors of Genuine Parts Company elected two new corporate officers. Scott W. LeProhon was named Executive Vice President of Global Procurement and Gregory N. Miller was named Senior Vice President and Chief Information Officer. Additionally, the Board elected Charles A. Chesnutt to the position of Senior Vice President and Treasurer, replacing Frank M. Howard, who is retiring from the Company following a successful 38 year career. The Board also elected Lee A. Maher as President and Chief Operating Officer of the U.S. Automotive Parts Group. Mr. LeProhon will manage the global vendor relationships across the GPC automotive platform as well as the Company’s automotive supply businesses. Mr. Miller will lead our corporate-wide IT initiatives and Mr. Chesnutt will head the Company’s treasury functions, including its important financing relationships. Mr. Maher will have responsibility for the U.S. Automotive network of 59 distribution centers and 1,100 company owned stores, and he will lead our ongoing efforts to maximize the growth opportunities across the entire NAPA network.

A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated February 16, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genuine Parts Company

February 16, 2016	By:	Carol B. Yancey

Name: Carol B. Yancey
Title: Executive Vice President and CFO

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 16, 2016